Exhibit 99.1

NEWS RELEASE

For more information contact:

Michael J. Kraupp

VP Finance and Asst. Treasurer

St. George, UT  84790

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: August 15, 2005

SKYWEST, INC. ANNOUNCES AGREEMENT TO ACQUIRE

ATLANTIC SOUTHEAST AIRLINES, INC.

St. George, Utah – SkyWest, Inc.,(“SkyWest”) (NASDAQ:SKYW) announced today that it has entered into an agreement to acquire all of the outstanding stock of Atlantic Southeast Airlines, Inc. (“ASA”), a wholly-owned regional airline subsidiary of Delta Air Lines, Inc. (NYSE: DAL) for a purchase price of $425 million.  In addition, SkyWest has agreed to return to Delta $50 million of aircraft deposits.  At closing, Delta will receive $350 million in cash, representing $330 million of the purchase price and $20 million relating to the return of certain aircraft financing deposits.  An additional $125 million representing $95 million of the purchase price and $30 million relating to the return of certain aircraft financing deposits is payable to Delta upon the earlier of the assumption by Delta of the ASA and SkyWest Airlines Delta Connection Agreements should Delta file for reorganization under Chapter 11, or four years after the closing of the transaction.  SkyWest shall be entitled to retain $125 million if Delta does not affirm the ASA or SkyWest Delta Connection Agreements in a Chapter 11 proceeding prior to the fourth anniversary of the closing of this transaction.  The purchase price is also subject to adjustment based on ASA’s  levels of cash and working capital as of the closing date.   The transaction, which is subject to regulatory reviews and other conditions, is currently expected to close during September 2005.

The proposed transaction would position SkyWest as the holding company of two of the nation’s premier regional airlines, SkyWest Airlines, Inc. (“SkyWest Airlines”) and ASA.  The acquisition will result in the creation of the largest U.S. regional airline operating primarily state-of-the-art regional jet aircraft.  The combined companies currently fly 372 aircraft, employ approximately 13,400 employees, and are expected to carry an estimated 28 million passengers during 2005.  Combined revenues of the two companies are estimated to be approximately $2.5 billion during 2005.

Jerry Atkin, SkyWest’s Chairman and Chief Executive Officer, sees the ASA acquisition as an opportunity to strengthen SkyWest’s partnership with Delta.  “Through this acquisition, our company will enter into long-term agreements with initial terms of 15 years with Delta at both ASA and SkyWest Airlines, making

SkyWest the most significant regional relationship in the Delta Connection program.  Moreover, we believe that ASA is well-positioned to pursue additional code sharing relationships.”

Bradford R. Rich, SkyWest’s Executive Vice President and Chief Financial Officer, anticipates significant benefits as a result of the transaction.  “The proposed transaction will provide substantial benefits for SkyWest, including greater geographical presence, diversification and access to the largest airport hub in the world, Atlanta.  It also provides us better balance in available seat mile production among our existing major code-sharing partners and utilizes our capital resources more efficiently,” said Rich.

ASA and SWA Delta Connection Agreements

As a condition of closing to the transaction, each of SkyWest Airlines and ASA will enter into new 15-year Delta Connection operating agreements with Delta.  Both Delta Connection agreements will continue to be capacity purchase agreements with both carriers being compensated in a manner substantially similar to their current agreements.

In connection with the ASA and SkyWest Airlines contract carrier agreements, Delta or Comair, Inc., a wholly owned subsidiary of Delta, will lease or sublease 40 regional jet aircraft in total to ASA and SkyWest Airlines.  If either ASA or SkyWest Airlines terminates its contract carrier agreement as a result of a material breach by Delta, the aircraft leases and subleases to ASA or SkyWest Airlines, as applicable, will terminate at the same time.

Terms of the Agreement

The transaction is currently expected to close during September 2005.  The transaction agreement contains customary representations and warranties by the parties.  Each of the parties makes various covenants, primarily relating to its activities and operations prior to the closing of the transaction, including cooperation in closing the transaction and the filing of regulatory materials required by the Department of Transportation and the Department of Justice.  Additionally, Delta covenants that ASA’s business will be conducted in the ordinary course, and that it will not enter into various transactions or perform certain actions, including incurrence of debt or sales of assets, ASA will comply with the terms of its existing contracts, and ASA will notify SkyWest of the occurrence of various events, including material litigation, regulatory actions, and incidents expected to result in material damages or losses.

The following are conditions of the obligations of SkyWest and Delta to close the transactions: all applicable regulatory approvals or exemptions have been received, no law or litigation matter that prohibits or materially restrains the consummation of the transactions has occurred, and no material adverse effect shall have occurred with respect to ASA.

Delta and SkyWest agree to indemnify the other from damages suffered due to breaches of representations, warranties or covenants made in the agreement, subject to customary minimum and maximum amounts.

Unless the parties mutually agree otherwise, the obligations of the parties under the acquisition agreement will automatically terminate if the transactions contemplated have not closed by October 31, 2005.

At closing, the parties intend to enter into various other agreements, including with respect to certain services that Delta will provide to ASA for a transition period following closing.

Separate Operations

For the foreseeable future, SkyWest intends to operate SkyWest Airlines and ASA as wholly-owned subsidiaries, with separate labor groups and FAA operating certificates. For the first twelve months following the acquisition, certain administrative and information technology functions, that Delta currently provides to ASA, will be transitioned to SkyWest personnel. SkyWest intends to launch an intense “best practices” initiative to utilize the strengths of each of SkyWest Airlines and ASA and to realize greater efficiencies.

Leadership & Corporate Headquarters

Jerry C. Atkin will continue to serve as Chairman and Chief Executive Officer of SkyWest and SkyWest Airlines and will also serve in those positions for ASA. Bradford R. Rich will serve as Executive Vice President, Chief Financial Officer and Treasurer for each of SkyWest, SkyWest Airlines and ASA. Ron Reber, currently Executive Vice President and Chief Operating Officer of SkyWest Airlines, has been promoted to President of SkyWest Airlines.  Bryan LaBrecque will serve as Interim President of ASA. The corporate headquarters for both SkyWest and SkyWest Airlines will remain in St. George, Utah, and ASA’s corporate headquarters will remain in Atlanta, Georgia.

Customers

SkyWest does not intend to make any significant changes to the operating schedules or aircraft deployment of either SkyWest Airlines or ASA.  Customers of both carriers can continue to expect to receive the superior high-quality service to which they have become accustomed.  Combined, SkyWest Airlines and ASA will have primary hubs in Atlanta, Cincinnati, Chicago, Los Angeles, San Francisco, Salt Lake City, Denver, Portland, and Seattle/Tacoma.

About ASA

ASA was founded in 1979 and has an illustrious history in the regional airline business, including flying Twin Otters, Embraer Bandeirantes, Dehaviland Dash 7s, Embraer Brasilias, and most recently 50-seat and 70-seat Bombardier regional jets.  Delta purchased 20% of ASA in 1986, and purchased the remainder of the company on in 1999.  ASA is the principal Delta Connection operator in Atlanta, and also serves Salt Lake City and Cincinnati. ASA employs approximately 5,600 full-time equivalent employees, and its fleet currently consists of 151 aircraft.

About SkyWest Airlines

SWA was founded in 1972 and has grown to be one of the nation’s largest regional airlines, with significant operations for Delta and United Airlines.  SWA offers scheduled passenger and freight service to 110 cities, with over 1,500 daily departures to Delta’s hub in Salt Lake City and United hubs in Chicago, Denver, Los Angeles, San Francisco and the Pacific Northwest.  SkyWest Airlines employs approximately 7,800 full-time equivalent employees, and its fleet currently consists of 221 aircraft.

Selected Statistical Information

	SkyWest	ASA	Total
Current Daily departures	1,515	900	2,415
Estimated 2005 passengers	16.4 million	12.0 million	28.4 million
Cities Served	110	126
Current Employees(FTE’s)	7,800	5,600	13,400

Current ASM’s by Code
Delta	35%	100%
United	65%	0%

Current Fleet
EMB120	62	0	62
CRJ200	125	104	229
CRJ700	34	35	69
ATR-72	0	12	12
Total	221	151	372

With respect to SkyWest, Inc. future deliveries of 46 regional jet aircraft,  7 CRJ700 aircraft are scheduled for delivery during the remainder of 2005, 6 CRJ200 aircraft and 23 CRJ700 aircraft are scheduled for delivery during 2006 and 10 CRJ700 aircraft are scheduled for delivery in 2007.   It is anticipated that all ATR72 aircraft will be eliminated from the fleet by the end of 2007.

Media Call Information

SkyWest management will host a financial analyst call, August 16, 2005, at 7:00 a.m. Mountain time (9:00 a.m. Eastern time), to discuss the acquisition.  Jerry C. Atkin, Chairman and Chief Executive Officer of SkyWest and Bradford R. Rich, Executive Vice President and Chief Financial Officer of SkyWest will lead the discussion and take part in a question and answer session.  The call can be accessed at (866) 322-0204 for those calling within the U.S. and Canada and (706) 679-2328 for those dialing from international locations.  The conference ID is 8749384.  The call will also be webcast live simultaneously on a listen-only basis at the Investor Relations section of skywest.com.  For those unable to listen to the live conference call, a telephone replay of the webcast will be archived and available for 14 days at (800) 642-1687 for those calling within the U.S. and Canada and (706) 645-9291 for those dialing from International locations and the same conference ID as listed above.

Advisors

The Boards of Directors of both companies have approved this transaction.  Merrill Lynch and Parr Waddoups Brown Gee and Loveless served as financial and legal advisors, respectively, to SkyWest, Inc. for this transaction.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation and does not intend to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: potential bankruptcy or restructuring proceedings involving Delta, satisfaction of closing conditions to the transaction, including the consequences of governmental regulations; the failure to integrate the operations and employees of SWA and ASA and achieve the anticipated synergies as a result of the acquisition; the failure to accurately forecast acquisition-related costs; and the challenges of competing successfully in a highly competitive and rapidly changing industry.  Other factors that may cause actual results to vary from SkyWest’s expectations include developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; rapidly escalating fuel costs; the degree and nature of competition; SkyWest’s ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; aircraft deliveries and SkyWest’s ability to obtain financing; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from SkyWest’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the risk factors set forth in SkyWest’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.  All forward-looking statements are qualified in their entirety by this cautionary statement.

This press release and additional information about SkyWest can be accessed online at www.skywest.com.